Exhibit 7.2

AMENDMENT No. 1 TO THE
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT No. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2012 (this “Amendment”), is by and among Navarre Corporation, a Minnesota corporation (“Parent”), SFC Acquisition Co., Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SpeedFC, Inc., a Delaware corporation (the “Company”), and Jeffrey B. Zisk, in his capacity as representative (the “Equityholder Representative”) of the SFC Equityholders; and ratified by each of the persons listed on Schedule A-1 and Schedule A-2 (collectively, the “SFC Equityholders”) to the Merger Agreement (as such term is defined below).

RECITALS:

A.           Parent, Merger Sub, the Company, the SFC Equityholders and the Equityholder Representative have previously entered into that certain Agreement and Plan of Merger, dated September 27, 2012 (the “Merger Agreement”).  Capitalized terms used but not defined herein shall have the meanings given them in the Merger Agreement.

B.           Pursuant to Section 2.01(iii) and Section 2.07(a) of the Merger Agreement, the SFC Equityholders may be entitled to certain Earn Out Amounts, which may be paid in cash if earned, based upon the combined financial performance of the Company and Surviving Corporation in the 2012 calendar year.

C.           The parties hereto desire to amend certain provisions of the Merger Agreement to provide for fifty percent (50%) of any Earn Out Amount to be paid in the form of the issuance of Parent Common Stock and the remaining Earn Out Amount, if any, to be paid in cash or readily available funds in installments, in each case pursuant to the terms and conditions set forth herein.

D.           Pursuant to Section 11.01 of the Merger Agreement, the Equityholder Representative has been granted authority by each SFC Equityholder to execute and deliver amendments to the Merger Agreement.  This Amendment shall be effective as of the date first set forth above.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, and Equityholder Representative, on behalf of itself and each of the SFC Equityholders, hereby agree to the foregoing recitals and as follows:

1. The second sentence of Section 2.07(a) of the Merger Agreement shall be amended and restated to read as follows:

The Earn Out Amounts, if earned, shall be paid or issued to the SFC Equityholders as follows: (i) the Surviving Corporation and Parent shall issue the number of shares of Parent Common Stock to the SFC Equityholders determined by dividing (A) fifty percent (50%) of the Earn Out Amounts, by (B) the Average Parent Stock Price (calculated as of October 29, 2012, which Average Parent Stock Price is $1.6926 per share of Parent Common Stock) and (C) rounding the result to the nearest share of Parent Common Stock (the “Aggregate Earn Out Amount Shares”); and (ii) Surviving Corporation and Parent shall pay the remaining fifty percent (50%) of the Earn Out Amounts in cash installments (the “Aggregate Cash Earn Out Consideration”); in each case in accordance with the terms set forth in Section 2.07(d), (e) and (f).  Until the earlier of such time as the Aggregate Earn Out Amount Shares are delivered to the SFC Equityholders or are finally determined (in accordance with Section 2.07(e)) not to be owed to the SFC Equityholders, Parent shall reserve two million nine hundred fifty four thousand thirty five (2,954,035) shares of Parent Common Stock for issuance as Aggregate Earn Out Amount Shares.

2. Section 2.07(d) of the Merger Agreement shall be amended and restated to read as follows:

(d)           (i) On or before the date that Parent files with the SEC its quarterly report on Form 10-Q for its fiscal quarter ended December 31, 2012 (the “Quarterly Report”), Parent shall (A) deliver to Equityholder Representative a separate report (the “Estimated Adjusted EBITDA Report”) setting forth Parent’s good faith determination of the estimated 2012 Adjusted EBITDA and resulting Earn Out Amounts, if any (the “Estimated Earn Out Amounts”), estimated Aggregate Earn Out Amount Shares and estimated Aggregate Cash Earn Out Consideration, and (B) pay to the SFC Equityholders (by wire transfer of immediately available funds to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule) an amount equal to twenty five percent (25%) of the estimated Aggregate Cash Earn Out Consideration set forth in the Estimated Adjusted EBITDA Report (the “First Earn Out Amount Installment”), and (ii) within fifteen (15) days of the date of the filing of the Quarterly Report, issue to each SFC Equityholder (which shall be delivered to Equityholder Representative) a number of shares of Parent Common Stock (rounded to the nearest whole number of shares) equal to (I) the estimated Aggregate Earn Out Amount Shares set forth in the Estimated Adjusted EBITDA Report, multiplied by (II) seventy five percent (75%), multiplied by (III) such SFC Equityholder’s Percentage Interest (collectively, the “Issued Earn Out Amount Shares”).  The Estimated Adjusted EBITDA Report shall be prepared in good faith by Parent in substantially the same manner as the Financial Statements (to the extent not inconsistent with GAAP) and the 2012 First Period Adjusted EBITDA.  Any Issued Earn Out Amount Shares delivered to Equityholder Representative pursuant to this Section 2.07(d) shall be held in escrow for the benefit of the SFC Equityholders until the date that is fifteen (15) days from the date that the Earn Out Amounts are finally determined in accordance with Section 2.07(e), during which time such Issued Earn Out Shares shall be returned to Parent if required by and in accordance with Section 2.07(f)(ii) with the remainder, if any delivered to the applicable SFC Equityholders at the end of such period.

3. Section 2.07(f) of the Merger Agreement shall be amended and restated to read as follows:

(f)           (i) If the number of Aggregate Earn Out Amount Shares, as finally determined under Section 2.07(e), is greater than the number of Issued Earn Out Amount Shares, then (A) Parent shall, within fifteen (15) days of the date the 2012 Adjusted EBITDA becomes final and binding in accordance with Section 2.07(e) and based upon such final determination, issue to each SFC Equityholder (which shall be delivered to Equityholder Representative) a number of shares of Parent Common Stock (rounded to the nearest whole number of shares) equal to (I) the difference between the number of Aggregate Earn Out Amount Shares and the number of Issued Earn Out Amount Shares, multiplied by (II) such SFC Equityholder’s Percentage Interest.

(ii)           If, on the other hand, the number of Aggregate Earn Out Amount Shares, as finally determined under Section 2.07(e), is less than the number of Issued Earn Out Amount Shares, then (A) Equityholder Representative shall deliver, on behalf of each and every SFC Equityholder, from the Issued Earn Out Amount Shares held in escrow pursuant to Section 2.07(d), within fifteen (15) days of the date the 2012 Adjusted EBITDA becomes final and binding in accordance with Section 2.07(e) and based upon such final determination, return to Parent a number of shares of Parent Common Stock (rounded to the nearest whole number of shares) equal to (I) the difference between the number of Issued Earn Out Amount Shares and the number of Aggregate Earn Out Amount Shares, multiplied by (II) such SFC Equityholder’s Percentage Interest.  Parent shall cooperate with the Equityholder Representative as appropriate to cancel such returned shares of Parent Common Stock and to reissue certificates reflecting the number of shares of Parent Common Stock held by the SFC Equityholders following such return.

(iii)           If the Aggregate Earn Out Cash Consideration, as finally determined under Section 2.07(e), is greater than the First Earn Out Installment, then such difference (the “Earn Out Balance”) shall be payable as follows: (A) any outstanding portion of the Earn Out Balance shall bear interest at the rate of five percent (5%) per annum (non-compounding) commencing on the date that the 2012 Adjusted EBITDA is finally determined under Section 2.07(e), (B) Parent and the Surviving Corporation shall pay the Earn Out Balance in eleven (11) equal principal installments, each constituting one-eleventh (1/11) of the initial Earn Out Balance along with any accrued and unpaid interest thereon (each, an “Earn Out Payment”), to the SFC Equityholders (by wire transfer of immediately available funds to the accounts and in proportion their respective Percentage Interests set forth on Section 2.06(c) of the Company Disclosure Schedule), (C) the first Earn Out Payment shall be due within three (3) business days following the date that the 2012 Adjusted EBITDA becomes final and binding pursuant to Section 2.07(e) and the subsequent Earn Out Payments shall be due and payable on the last business day of December, March, June and September, (D) notwithstanding the foregoing, the entire outstanding Earn Out Balance and all unpaid interest accruing thereon shall be due and payable in full on February 29, 2016, and (E) Parent and the Surviving Corporation may prepay all or any portion of the Earn Out Balance without penalty or additional interest at any time and from time to time.

(iv)           If, on the other hand, the Aggregate Earn Out Cash Consideration, as finally determined under Section 2.07(e), is less than the First Earn Out Amount Installment, then Parent, Surviving Corporation and the Escrow Agent shall debit the Escrow Account by such difference, on a dollar for dollar basis within three (3) business days following the Earn Out Amounts becoming final and binding pursuant to Section 2.07(e).

4. The phrase “and the Aggregate Earn Out Amount Shares” shall be added following the term “Earn Out Shares” in Sections 7.11 and 8.01(c).

5. Schedules A-1, A-2, and A-3 of the Agreement are hereby replaced in their entirety with Schedules A-1, A-2, and A-3 to this Agreement.

6. Sections 2.06(c), 3.01(b), 3.03(a), 3.05, 3.08, 3.09, 3.13(e), 3.17(a) and 8.02(g)(1) of the Company Disclosure Schedules are hereby replaced with the corresponding Sections attached as Exhibit A to this Amendment (the “Updated Schedules”).  For purposes of the Agreement, the matters set forth in the Updated Schedules shall be treated as if they were disclosed in the Company Disclosure Schedule delivered by the Company concurrently with the execution of the Agreement, and not as supplements to the Company Disclosure Schedule pursuant to Section 7.20 of the Agreement.

7. Attached as Exhibit B to this Amendment is a Schedule 5.08 relating to a disclosure and exception to Section 5.08 of the Merger Agreement.

8. The term “Requisite Shareholder Approval” in Section 11.3 shall be amended and restated as follows:

“Requisite Shareholder Approval” means the approval by Parent’s shareholders of the issuance and assignment of the Aggregate Stock Closing Consideration and the Earn Out Shares to the SFC Equityholders pursuant to this Agreement as is required by Rule 5635 of the NASDAQ Listing Rules (but specifically excluding the Earn Out Amount Shares).

9. Except for the changes specifically indicated above, no other changes are made to the Merger Agreement and the Merger Agreement, as amended hereby, shall continue in full force in effect.

10. Each party hereto shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Amendment and in closing and carrying out the transactions contemplated by this Amendment.

11. This Amendment shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.  All actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Missouri state court located in St. Louis, Missouri or Clayton, Missouri, or U.S. District Court, Eastern District of Missouri.  The parties hereto hereby (a) submit to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named court.

12. This Amendment may be executed and delivered (including by facsimile, or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Amendment and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder.  Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Amendment to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Amendment.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above.

NAVARRE CORPORATION

Signed:
By:
Its:

SFC ACQUISITION CO., INC.

Signed:
By:
Its:

SPEEDFC, INC.

Signed:
By:
Its:

EQUITYHOLDER REPRESENTATIVE:

Jeffrey B. Zisk, in his capacity as
Equityholder Representative

IN WITNESS WHEREOF, the SFC Equityholders have ratified the execution of this Amendment No. 1 to Agreement and Plan of Merger by the Equityholder Representative as of the date first written above.

Jeffrey B. Zisk THE ZISK FAMILY PARTNERSHIP LP Signed: By: Its: H & MJ INVESTMENTS Signed: By: Its: Robert J. Potter SAMKIDS PARTNERSHIP Signed: By: Its:	M. David Bryant JENNIFER KATE PARTNERSHIP LP Signed: By: Its: ROBERT J. POTTER FOUNDATION Signed: By: Its: Vanessa Castagna John Scarisbrick George Huber
Joel Williams	Gerald D. Rogers

IN WITNESS WHEREOF, the SFC Equityholders have ratified the execution of this Amendment No. 1 to Agreement and Plan of Merger by the Equityholder Representative as of the date first written above.

_________________________________________________
Randall Zisk

_________________________________________________
Debra Holstein

_________________________________________________
Jason Smen

_________________________________________________
William Pendergast

_________________________________________________
Debra Moody

_________________________________________________
Alexander Jacobs

_________________________________________________
Craig Zisk & Katrina Dornig, as joint tenants

_________________________________________________
Neil Cohen

_________________________________________________
Maximiliano Gonzalez

_________________________________________________
Donald Akins

ROGERS-O’BRIEN CONSTRUCTION CO., INC.

Signed: By: Its: